Exhibit 10.2

EXECUTIVE SEVERANCE AND CHANGE OF CONTROL PLAN

THIS EXECUTIVE SEVERANCE AND CHANGE OF CONTROL PLAN (this “Agreement”) is made and entered into as of February 28, 2011 (the “Effective Date”) by and between Mitek Systems, Inc., a Delaware corporation (the “Company”), and James B. DeBello (the “Executive”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Appendix A hereto.

RECITALS

WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer and its Chief Financial Officer and serves as a director on the Company’s Board of Directors;

WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce Executive’s continued attention and dedication to his assigned duties and to provide Executive with enhanced financial security and sufficient encouragement to remain employed by the Company in order to maximize stockholder value presently and at any time in which the Company may consider a change of control or other strategic transaction for the benefit of the Company’s stockholders; and

WHEREAS, the Board of Directors of the Company believes that it is in the best interest of the Company’s stockholders to enter into this Agreement with Executive.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and as an inducement to Executive to forego other opportunities now and in the future and to continue Executive’s employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties agree as follows:

AGREEMENT
1.           Employment.

(a)           No Conflicts.  Executive agrees to devote Executive’s full effort, attention and energies to his position with the Company.  While Executive is employed with the Company, Executive will not render any professional services or engage in any activity that might be competitive with or adverse to the best interest of the Company.  Executive agrees to abide by the policies, rules and regulations of the Company as they may be amended from time to time.

2.           Termination of Employment Without Cause or for Good Reason.  In the event Executive’s employment with the Company is terminated without Cause or Executive terminates his employment with the Company for Good Reason:

(a)           the Company shall pay to Executive:

(i)         all compensation and benefits accrued, but unpaid, up to the effective date of termination;

(ii)         a lump-sum cash amount equal to Executive’s annual base salary then in effect; and

(iii)         a lump-sum cash amount equal to twelve (12) times the amount Executive would be required to pay for one month of COBRA continuation coverage under the Company’s medical, vision and dental programs for Executive and his dependents; and

(b)           notwithstanding anything to the contrary contained in any Company Equity Plan or Equity Award (including any restrictions contained in Section 16 of the Company Stock Option Plans or in any other Company Equity Plan or Equity Award), (i) 50% of the unvested shares of Company stock underlying all outstanding Equity Awards then held by Executive shall automatically accelerate and become vested and exercisable and all such Equity Awards shall remain exercisable at all times prior to the expiration of the original term of each such Equity Award, and (ii) all restrictions of any kind imposed by the Company or contained in any Equity Plan or any Equity Award and that relates to any equity securities or Equity Awards of the Company then held by Executive shall lapse.  The vesting contemplated by clause “(i)” of this Section 2(b) shall be applied chronologically starting with the earliest granted Equity Awards covering underlying Company stock not yet vested until the 50% threshold is reached.

3.           Termination of Employment Within 2 Months Prior to Change of Control.  In the event that during the two (2) month period prior to the consummation of a Change of Control, Executive’s employment with the Company is terminated by the Company without Cause or Executive terminates employment with the Company for Good Reason:

(a)           the Company shall, concurrent with any such termination, pay to Executive:

(i)         all compensation and benefits accrued, but unpaid, up to the effective date of termination;

(ii)         a lump-sum cash amount equal to two (2) times Executive’s annual base salary then-in effect;

(iii)       a lump-sum cash amount equal to twenty-four (24) times the amount Executive would be required to pay for one month of COBRA continuation coverage under the Company’s medical, vision and dental programs for Executive and his dependents.

(b)           notwithstanding anything to the contrary contained in any Company Equity Plan or Equity Award (including any restrictions contained in Section 16 of the Company Stock Option Plans or in any other Company Equity Plan or Equity Award), (i) all of the unvested shares of Company stock underlying outstanding Equity Awards then held by Executive shall automatically accelerate and become vested and exercisable and all such Equity Awards shall remain exercisable at all times prior to the expiration of the original term of each such Equity Award, and (ii) all restrictions of any kind imposed by the Company or contained in any Equity Plan or any Equity Award and that relates to any equity securities or Equity Awards of the Company then held by Executive shall lapse.

4.           Payments and Benefits Upon Change of Control.  Upon the consummation of a Change of Control:

(a)           Executive shall be entitled to receive a lump-sum cash amount equal to two (2) times Executive’s annual base salary then in effect, payable by the Company as follows;

(i)         one-half (1/2) of such amount shall be payable upon the consummation of the Change of Control; and

(ii)         one-half (1/2) of such amount shall be payable on the date that is the earlier of (A) the 181st day following the consummation of the Change of Control, or (B) the date Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason;  it being understood that Executive shall not be entitled to any payment pursuant to this Section 4(a)(ii) if Executive is terminated for Cause or Executive terminates his employment without Good Reason;

(b)           notwithstanding anything to the contrary contained in any Company Equity Plan or Equity Award (including any restrictions contained in Section 16 of the Company Stock Option Plans or in any other Company Equity Plan or Equity Award), (i) all of the unvested shares of Company stock underlying all outstanding Equity Awards then held by Executive shall automatically accelerate and become vested and exercisable and all such Equity Awards shall remain exercisable at all times prior to the expiration of the original term of each such Equity Award, and (ii) all restrictions of any kind imposed by the Company or contained in any Equity Plan or any Equity Award and that relates to any equity securities or Equity Awards of the Company then held by Executive shall lapse.

5.           Termination of Employment within 24 Months Following a Change of Control.  In the event that Executive’s employment with the Company is terminated by the Company without Cause or Executive terminates employment with the Company for Good Reason, in either case, within twenty-four (24) months following the consummation of a Change of Control, then in addition to any payments to be made to Executive pursuant to Section 4 above, the Company shall pay to Executive a lump-sum cash amount equal to twenty-four (24) times the amount Executive would be required to pay for one month of COBRA continuation coverage under the Company’s medical, vision and dental programs for Executive and his dependents.

6.           Section 409A.  If any benefit or amount payable to Executive hereunder on account of the Executive’s termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A (“409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), payment of such benefit or amount shall commence during the thirty-six (36) days following the Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), which in part provides that a separation from service will be deemed to occur if the Company and Executive reasonably anticipate that Executive shall perform no further services for the Company (whether as an employee or an independent contractor) or that the level of bona fide services Executive will perform in the future (whether as an employee or an independent contractor) will permanently decrease to no more than 49% of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) month period.  If, at the time Executive incurs a separation from service, Executive is a “specified employee” within the meaning of 409A, any benefit or amount payable to the Executive under this Agreement on account of Executive’s termination of employment that constitutes nonqualified deferred compensation subject to 409A shall be delayed until the first day of the seventh month following the Executive’s separation from service (the “409A Suspension Period”).  Within fourteen (14) days after the end of the 409A Suspension Period, the Company shall pay to the Executive a lump-sum payment in cash equal to any payments that the Company would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period.  Thereafter, the Executive shall receive any remaining payments due under this Agreement in accordance with the terms of this Agreement (as if there had not been any suspension period beforehand).  For purposes of Section 409A, each payment hereunder shall be considered a separate identifiable payment.

7.           Golden Parachute Tax Provisions.  In the event it is determined that any payments by the Company to or for the benefit of Executive under this Agreement or otherwise pursuant to which Executive is entitled to receive payments or benefits, including any benefits derived from the acceleration of vesting of any Equity Awards or the lapse of any restrictions on any equity securities or contained in any Equity Plans or Equity Awards (such payments, benefits and lapses of restrictions, collectively, the “Payments”) shall be subject to an excise tax by reason of the operation of Section 4999 of the Code (including any parachute payments resulting from any additional payments made pursuant to this Section 7), relating to parachute payments, or any interest, penalties or additional tax are incurred by Executive with respect to such excise tax (such excise tax together with any such interest, penalties and any additional tax, collectively, the “Excise Tax”), then Executive shall receive: (i) a payment from the Company sufficient to pay the Excise Tax; and (ii) an additional payment from the Company sufficient to pay any additional Excise Tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence (such additional payments under clauses (i) and (ii) collectively, the “Reimbursement Payments”).  For purposes of determining the amount of the Reimbursement Payments, Executive shall be deemed to: (x) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Reimbursement Payments are to be made; and (y) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Reimbursement Payments are to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Unless the Company and Executive otherwise agree in writing, the determination of Executive’s Excise Tax liability and the amount required to be paid under this paragraph shall be made in writing by the Company’s accountants or attorneys (the “Advisors”).  In the event that the Excise Tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Advisors, the Company and Executive agree to promptly make such payment, including interest and any tax penalties, to the other party as the Advisors reasonably determine is appropriate to ensure that the net economic effect to Executive, on an after-tax basis, is as if the Excise Tax did not apply to Executive.  For purposes of making the calculations required by this Section 7, the Advisors may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position.  The Company and Executive shall furnish to the Advisors such information and documents as the Advisors may reasonably request in order to make a determination under this Section 7.  The Company shall bear all costs the Advisors may reasonably incur in connection with any calculations contemplated by this paragraph.  The Reimbursement Payments shall be made to Executive no later than thirty (30) days before the due date of any taxes that are the subject of the Reimbursement Payment.

8.           Wire Transfers.  Any cash payments made to Executive under this Agreement shall be made by wire transfer of immediately available funds to a bank account designated in writing by Executive.

9.           Taxes.  Except as set forth in Section 7 above, Executive will be responsible for the payment of any tax liability incurred as a result of this Agreement.  The Company may withhold tax on any payments or benefits provided to Executive as required by law or regulation. The Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise under 409A, and the Company shall not have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes.  The Company shall have the sole discretion to interpret the requirements of the Code, including 409A, for purposes of this provision, but shall only act in accordance with written advice from its Advisors.  Nevertheless, if the Company or Executive determines that delaying severance payments will avoid subjecting Executive to 409(A) taxes and penalties, the Company shall modify the payment terms of this Agreement to the limited extent, and for the minimum deferral period, that the Company reasonably determines is necessary to avoid subjecting Executive to 409A taxes or penalties.

10.         Waiver.  The waiver by the Company or Executive of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or Executive, as the case may be, of any provision of this Agreement.

11.         Severability.  The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable.  However, in light of the possibility of differing interpretations of law and changes of circumstances, the parties agree that in the event that any section, paragraph or term of this Agreement shall be determined to be invalid or unenforceable by any competent authority or tribunal for any reason, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.

12.         No Duty to Mitigate; Legal Fees.  Executive shall not be required to mitigate damages or the amount of any benefits or payments provided under this Agreement by seeking other employment or otherwise.  The Company’s obligations to make the payments required hereunder and otherwise provide the benefits conferred to Executive hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action the Company may have against Executive.  The Company agrees to pay as incurred all legal fees, costs and expenses which Executive may incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others as to the validity, enforceability of, or liability or entitlement under, any provision of this Agreement.

13.         Successors and Assigns.  This Agreement shall bind and inure to the benefit of the successors and assigns of the Company and the heirs, executors or personal representatives of Executive.  This Agreement may not be assigned by Executive.  This Agreement may be assigned to any successor in interest to the Company (including by way of merger, consolidation or reorganization, or by way of any assignment of all or substantially all of the Company’s assets, business or properties), and Executive hereby consents to such assignment, provided that any such successor agree in writing to be bound by the terms and conditions of this Agreement as though such successor were the Company.  For all purposes under this Agreement, the term “Company” shall include any constituent or surviving corporation resulting from or parent corporation a party to any Change of Control and any other direct or indirect successor to the Company’s business and/or assets.

14.         Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and there are no other understandings, agreements or representations, expressed or implied.  This Agreement supersedes any and all prior or contemporaneous agreements, oral or written, concerning Executive’s employment and compensation, except for any invention assignment and confidentiality terms of any agreement signed by Executive, provided that the provisions of this Agreement relating to acceleration and time to exercise Equity Awards in the event of a Change of Control are in addition to, not in lieu of, any such similar provisions set forth in any Equity  Plan, Equity Award or other document.  This Agreement may be amended only in writing signed by Executive and an authorized member of the Board of Directors of the Company.

15.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws (other than conflicts of laws principles) of the State of California applicable to contracts executed in and to be performed entirely within such state by residents of such state.

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In Witness Whereof, the parties hereto have executed this Executive Severance And Change of Control Plan as of the date first written above.

COMPANY:

Mitek System, Inc.

Name:
Title:

EXECUTIVE:

James B. DeBello

APPENDIX A

DEFINITIONS

“Acquiring Company” shall mean the resulting or surviving corporation, or the company issuing cash or securities (or its ultimate parent company), in a merger, consolidation, tender offer or share exchange involving the Company, or the successor corporation to the Company (whether in any such transaction or otherwise).

“Cause” shall mean the occurrence of any one or more of the following events or conditions:

(i)          any material failure on the part of Executive (other than by reason of disability of Executive) to faithfully and professionally carry out Executive’s duties which failure continues for ten (10) days after written notice detailing such failure is delivered to Executive by the Company;

(ii)         Executive’s dishonesty or other willful misconduct, if such dishonesty or other willful misconduct is intended to or likely to materially injure the business of the Company;

(iii)        Executive’s conviction of any felony (other than any traffic related offense) or of any other crime, in each case, involving moral turpitude;

(iv)         Executive’s insobriety or illegal use of drugs, chemicals or controlled substances either (A) in the course of performing Executive’s duties and responsibilities under this Agreement or (B) otherwise materially affecting the ability of Executive to perform the same; and

(v)         Any wanton or willful dereliction of duties by Executive.

“Change of Control” of the Company shall mean the occurrence of any of the following events or circumstances:

(i)          any “person” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including a “group” within the meaning of such Section 13(d) but excluding the Company and any of its subsidiaries and any employee benefit plan sponsored or maintained by the Company or any subsidiary thereof (a “Person”), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Company Voting Securities”);

(ii)         the consummation of a merger or consolidation involving the Company, or the acceptance by the stockholders of the Company of equity securities in a share exchange, where the Persons who were the beneficial owners of the Company Voting Securities outstanding immediately prior to such merger, consolidation or share exchange, do not beneficially own, directly or indirectly, immediately after such merger, consolidation or share exchange, securities representing more than fifty percent (50%) of the combined voting power of the then-outstanding Company Voting Securities or voting securities of the Acquiring Company in such merger, consolidation or share exchange, in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such merger, consolidation or share exchange;

(iii)        a sale, exchange or other disposition or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided, however, that a Change of Control shall not be deemed to have occurred where: (x) the Company sells, exchanges or otherwise disposes or transfers all or substantially all of its assets to another corporation which is beneficially owned, directly or indirectly, immediately following such transaction by the holders of Company Voting Securities in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such transaction; and (y) such corporation expressly assumes this Agreement; or

(iv)         such time as the Continuing Directors (as defined below) do not constitute at least a majority of the Board of Directors of the Company (or, if applicable, the board of directors of a successor to the Company), where the term “Continuing Director” means at any date a member of the Board who was: (x) a member of the Board of Directors of the Company on the date of this Agreement; or (y) nominated or elected subsequent to the date of this Agreement by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors of the Company was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election (it being understood that no individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board shall be a Continuing Director).

“Equity Plan” shall mean the Company Stock Option Plans and any other plan, agreement or arrangement (whether written or oral) pursuant to or out of which the Company issues or grants any Equity Awards to any person.

“Equity Award” shall mean any equity security, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom stock unit or other right to acquire equity securities of the Company, whether such equity security, stock option, restricted stock, restricted stock unit, stock appreciation right, phantom stock unit or other right to acquire equity securities of the Company is granted or issued pursuant to an Equity Plan, outside an Equity Plan or otherwise.

“Good Reason” means any one or more of the following events or conditions:

(i)       the Company’s breach of any of the material terms of this Agreement;

(ii)      the Company’s relocating its office at which Executive is principally employed on the Effective Date to a location either outside of the United Stated or which is more than fifty (50) miles from both Executive’s residence and the offices of the Company at which Executive is principally employed on the Effective Date, and that reassignment materially and adversely affects Executive’s commute based on Executive’s principal place of employment immediately prior to the time such relocation is announced and Executive is required to commute to such location without Executive’s written consent;

(iii)    a material diminution in Executive’s duties or responsibilities or conditions of employment from those in effect on the Effective Date; or

(iv)     a reduction or reductions which, in the aggregate, is more than 10% of Executive’s base salary in effect when any reduction is first imposed without Executive’s consent (other than such a reduction or reductions applicable generally to other senior executives of the Company).

Provided, however, that before Executive shall be entitled to terminate his employment for Good Reason, (i) Executive must provide the Company with written notice of the Executive’s intent to terminate his employment and a description of the event the Executive believes constitutes Good Reason within 60 days after the initial existence of the event, and (ii) the Company shall have 30 days after Executive provides the notice described above to cure the default that constitutes Good Reason (the “Cure Period”)  The Executive will have 90 days following the end of the Cure Period (if the Company has not cured the event that otherwise constituted Good Reason) to terminate Executive’s employment, after which “Good Reason” will no longer be deemed to exist based on such event.

“Person” shall mean any individual, corporation, limited liability corporation, partnership, or other business entity.

“Stock Option Plans” shall mean each of the Company’s 1999 Stock Option Plan, Amended 2000 Stock Option Plan, 2002 Stock Option Plan, 2006 Stock Option Plan and 2010 Stock Option Plan.